Exhibit 10.20.2

MCDATA CORPORATION

[FORM OF 6 MONTH, 9 MONTH AND 1 YEAR]

AMENDED AND RESTATED

EXECUTIVE SEVERANCE AGREEMENT

This Amended and Restated Executive Severance Agreement (the “Agreement”) is made by and between McDATA Corporation (the “Company”), and you (as indicated on the signature page). This Agreement is effective as of September 8, 2004 (the “Effective Date”). For purposes of this Agreement, the “Company” shall include any parent, subsidiary or affiliate of McDATA and the successors of any of them, unless otherwise specifically noted.

WHEREAS, the Company has historically offered certain executives two types of severance agreements. For limited protection in situations involving certain terminations after a change of control of the Company, the Company has entered into Change of Control Severance Agreements with certain executives since 1997 (the “Change of Control Severance Agreements”). For limited protection in situations involving certain terminations unrelated to a change of control of the Company, the Company has entered into Executive Severance Agreements with certain executives since 2004 (“Executive Severance Agreements”) (collectively, the Change of Control Severance Agreements and the Executive Severance Agreements will be referred to herein as the “Prior Severance Agreements”). In an effort to limit ambiguity and to prevent conflicts between the two agreements, the Company has decided to offer an amended and restated Severance Agreement (herein referred to as the Agreement) to address all situations related to executive severance.

WHEREAS, This Agreement is intended to strongly encourage you to remain with the Company by providing you with certain severance benefits in the event that your employment with the Company terminates under certain circumstances. This Agreement is also intended to provide you with enhanced financial security in recognition of your past and future service to the Company.

WHEREAS, By entering into this Agreement, you and the Company agree that this Agreement replaces and supercedes, in their entirety, the Prior Severance Agreements that relate to you.

WHEREAS, The benefit period under this Agreement shall be [6 months, 9 months and 1 year] (the “Benefit Period”).

NOW THEREFORE, you and Company agree as follows:

1. Eligibility for Single Trigger Severance Benefits. You will be entitled to the Single Trigger Severance Benefits described in Section 2 only if both: (a) either (1) the Company terminates your employment for a reason other than Cause, death or Disability, or (2) you voluntarily terminate your employment with the Company for Good Reason, and (b) you (1) sign and deliver to the Company a Release of Claims satisfactory to the Company, (2) do not subsequently revoke your signature on the Release of Claims, and (3) materially comply with all of the terms of this Agreement, including (but not limited to) Sections 8-11 of this Agreement. Notwithstanding the preceding, you are not eligible for the Single Trigger Severance Benefits described in Section 2 of this agreement if you are eligible for the Change Of Control Double Trigger Severance Benefits provided for in Section 4 of this Agreement.

2. Single Trigger Severance Benefits. If you meet the eligibility requirements described in Section 1 (but not those described in Section 3), you will receive the following.

a. Cash Payments. You will receive salary continuation payments equal to the [6 months, 9 months or one year] of your base salary and [6 months, 9 months or one year] target bonus in effect immediately prior to the date of your termination of employment or notice of termination for Good Reason (the “Termination Date”) payable over a period of [6 months, 9 months or one year] following the Termination Date. The salary continuation payments with respect to your [6 months, 9 months or one year] base salary will be paid in accordance with the Company’s standard payroll practices and the severance pay with respect to your target bonus will be paid at the same time as bonuses are (or would have been) scheduled to be paid (generally within 6 weeks after a fiscal quarter end) to the Company’s other senior executives. Base salary and target bonus for the year shall be based on those amounts documented in the compensation records for the Company. The target bonus amount is typically designated as a percentage of base salary and shall be payable regardless of corporate or individual attainment. Unless the Company agrees in writing otherwise, no lump sum payment will be made. The payments will commence within fifteen (15) days after the Release of Claims becomes effective and no longer is subject to revocation. The payments will be subject to normal withholding of federal, state and local taxes. However, you will not be eligible for voluntary withholding related to pension benefits (such as 401(k)) or welfare benefits (such as healthcare premiums or flexible spending plans). The Company, at its sole and absolute discretion, may but is not obligated to pay any Single Trigger Severance Benefits in a lump sum amount.

b. Option Exercisability. You will have up to [6 months, 9 months or one year] following the Termination Date to exercise your stock options granted to you, but in each case only to the extent that such option is vested on the Termination Date and only to the extent such option has not or will not otherwise expire sooner according to the original term of the option. Any options that are unvested on the Termination Date will be forfeited on that date. With regard to your Executive Performance Incentive Bonus (“EPIB”) restricted Class B stock shares, you will be entitled to those shares that by their own terms become unrestricted within [6 months, 9 months or one year] following the Termination Date.

c. Other Benefits. The Company will provide you with continuation of your current health, dental and vision benefits coverage for up to [6 months, 9 months or one year] following the Termination Date or until you become eligible for group insurance benefits from another employer, whichever comes first, but only if you elect continuation coverage under the Consolidated

Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. For the duration of the one-year coverage period, the Company will pay the COBRA premiums otherwise payable by you (for coverage for yourself and your eligible dependents). After the [6 months, 9 months or one year] coverage period, you will be responsible for the payment of any COBRA premiums. The Company will not reimburse you for any taxable income imputed to you because the Company has paid your COBRA premiums (or those of your eligible dependents). Please note that the Company may, from time to time, change benefit levels for employees generally. Accordingly, your COBRA benefits and rate may change hereunder to the same extent.

d. Accrued Wages and Paid-Time Off; Expenses. The Company will pay you: (1) any unpaid base salary due for periods prior to the Termination Date, (2) all of your accrued and unused vacation and paid-time off/paid-days off (if payable in cash as set forth under the Company’s then current policies) (collectively referred to as “Vacation and PTO-PDO”) through the Termination Date, (3) following your submission of proper expense reports, the total unreimbursed amount of all expenses incurred by you in your duties of employment with the Company that are reimbursable in accordance with the Company’s then-existing policies and (4) any other benefits due to you through the Termination Date under the Company’s formal employee benefit plans (for example, the Company’s “401(k)” plan). If legally permissible, the 401(k) matching funds made by the Company shall also be fully vested. These payments will be made promptly upon your employment termination and within the period of time mandated by law.

e. Payment of Remaining Executive Financial and Tax Assistance Program. The Company will pay you in cash any amounts remaining for the current year of your annual executive financial and tax assistance program if you are a participant of such program. The financial and tax assistance program is limited to one percent (1%) of your base salary.

3. Eligibility for Change of Control Double Trigger Severance Benefits. You will be entitled to the payments and benefits described in Section 4 only if both:(a) within twelve (12) months following a Change of Control, you are either (1) terminated by the Company for any reason other than for Cause, or (2) you are Constructive Terminated by the Company, and (b) you (1) sign and deliver to the Company a Release of Claims satisfactory to the Company, (2) do not subsequently revoke your signature on the Release of Claims, and (3) materially comply with all of the terms of this Agreement, including (but not limited to) Sections 8-11 of this Agreement.

The Company, at its sole and absolute discretion, reserves the right to convert severance payments under Section 3 and 4 to a retention payment structure irrespective of termination so long as your rights hereunder are not adversely affected.

4. Change of Control Double Trigger Severance Benefits. If you meet the eligibility requirements described in Section 3, you will receive the following benefits.

a. Cash Payments. You will receive severance pay equal to [two (2), three (3) or four (4)] times your Average Quarterly Compensation plus your [6 months, 9 months or one year] target bonus in effect immediately prior to the date of your termination of employment or notice of Constructive Termination (the “Termination Date”), net of any necessary taxes or deductions, payable in a lump sum. Base salary and target bonus for the year shall be based on those amounts documented in the compensation records for the Company. The target bonus amount is typically designated as a percentage of base salary and shall be payable regardless of corporate or individual attainment.

b. Acceleration of Options. All of your unvested stock options shall automatically be accelerated and vested upon the Termination Date and all options may be exercised within [6 months, 9 months or one year] of the Termination Date, unless the options have or will expire on their own terms sooner. Additionally, certain of your Class B restricted shares will become unrestricted in the event of a change of control of the Company to the extent provided by the terms of the Executive Performance Incentive Bonus (EPIB) Plan and/or the Stock Bonus Agreement.

c. Other Benefits. The Company will provide you with continuation of your current health, dental and vision benefits coverage for up to [6 months, 9 months or one year] following Termination Date or until you become eligible for group insurance benefits from another employer, whichever comes first, but only if you elect continuation coverage under COBRA, within the time period prescribed pursuant to COBRA. For the duration of the one-year coverage period, the Company will pay the COBRA premiums otherwise payable by you (for coverage for yourself and your eligible dependents). After the [6 months, 9 months or one year] coverage period, you will be responsible for the payment of any COBRA premiums. The Company will not reimburse you for any taxable income imputed to you because the Company has paid your COBRA premiums (or those of your eligible dependents). Please note that the Company may, from time to time, change benefit levels for employees generally. Accordingly, your COBRA benefits and rate may change hereunder to the same extent.

d. Accrued Wages and Paid-Time Off; Expenses. The Company will pay you: (1) any unpaid base salary due for periods prior to the Termination Date, (2) all of your accrued and unused Vacation and PTO/PDO through the Termination Date, (3) following your submission of proper expense reports, the total unreimbursed amount of all expenses incurred by you in your duties of employment with the Company that are reimbursable in accordance with the Company’s then-existing policies and (4) any other benefits due to you through the Termination Date under the Company’s formal employee benefit plans (for example, the Company’s “401(k)” plan). If legally permissible, the 401(k) matching funds made by the Company shall also be fully vested. These payments will be made promptly upon your employment termination and within the period of time mandated by law or as provided in the applicable plan document.

e. Attorney Fees. In the event of an arbitration between you and Company concerning your right to the Double Trigger Change Of Control Benefits provided for in this Section 4 of this Agreement, Company will pay your reasonable legal fees and expenses, but only up to a combined maximum of $10,000, regardless of the outcome, unless you initiated the arbitration in bad faith. This benefit is not available under Section 1 and 2 of the Agreement. This provision does not limit your right to legal fees and expenses as a prevailing party to the extent already provided for by statute.

f. Payment of Remaining Executive Financial and Tax Assistance Program. The Company will pay you in cash any amounts remaining for the current year of your annual executive financial and tax assistance program if you are a participant of such program. The financial and tax assistance program is limited to one percent (1%) of your base salary.

5. Other Terminations of Employment. If your employment with the Company is terminated by the Company for Cause, death or Disability, or if you voluntarily terminate your employment other than for Good Reason (as contemplated only by Section 1) or Constructive Discharge (after a Change of Control as contemplated only by Section 3), as the case may be, you will not be entitled to receive any of the payments or benefits described in this Agreement. However, you may be eligible for other benefits under other Company benefit plans or policies that may exist on the Termination Date. In addition, the Company will pay you: (1) any unpaid base salary due for periods prior to the Termination Date, (2) all of your accrued and unused Vacation and PTO/PDO through the Termination Date, (3) following your submission of proper expense reports, the total unreimbursed amount of all expenses incurred by you in your duties of employment with the Company that are reimbursable in accordance with the Company’s then-existing policies and (4) any other benefits due to you through the Termination Date under the Company’s formal employee benefit plans (for example, the Company’s “401(k)” plan). These payments will be made promptly upon your employment termination and within the period of time mandated by law or as provided in the applicable plan document.

6. Definition of Terms. The following terms used to in this Agreement shall have the following meanings for purposes of this Agreement only:

a. “Affiliate” shall mean any person, corporation or other entity controlling, controlled by or under common control with another person, corporation, or other entity.

b. “Average Quarterly Compensation” shall mean your average quarterly compensation for the full eight complete fiscal quarters preceding the date of your Termination Date, computed as the sum of the following for such eight quarters, divided by eight (or such lesser full fiscal quarters if you have been employed less than eight full fiscal quarters):

i.	Your base salary at the rate(s) in effect for such quarters; and

ii.	If you were a sales executive, your commissions that you were entitled to be paid with respect to your performance of services during such period under the terms of any applicable commission plans (regardless of when paid).

Average Quarterly Compensation will not include any bonus amounts, income or gain upon exercise of stock options, or upon sale of stock, nor will it include the value of any benefits. The intent of this definition is to average base salary and commissions (if applicable) earned over 8 or less quarters (as applicable).

c. “Cause” shall mean: (i) dishonesty which is not the result of an inadvertent or innocent mistake by you with respect to the Company or any of its subsidiaries; (ii) willful misfeasance or nonfeasance of duty by you that materially injures the reputation, business or business relationships of the Company or any of its subsidiaries or any of their respective officers, directors or executives; (iii) any conduct which would be sufficient to criminally charge you with the commission of a crime involving moral turpitude or a crime other than a vehicle offense which could reflect in some material fashion unfavorably upon the business or business relationships of the Company or any of its subsidiaries or any of their respective officers, directors or other executives; (iv) willful or prolonged absence from work by you (other than by reason of disability or pursuant to a leave law or leave policy of the Company) or failure, neglect or refusal by you to perform your duties and responsibilities without the same being corrected upon thirty (30) days prior written notice; (v) if you materially violate any term of this Agreement or the Company’s employment policies and procedures (including but not limited to the Company’s policies with respect to sexual harassment and discrimination) and such action or failure is not remedied within thirty (30) days of written notice; or (vi) if you violate any Agreement, policy or procedure a second time following a notice from the Company, even if the first violation was remedied.

d. “Constructive Termination” Solely with respect to Section 3 and 4, shall mean: (i) if the Company materially violates any term of this Agreement and such violation is not remedied within thirty (30) days after written notice of such violation by you, or (ii) if, after a Change of Control of the Company: (A) the Company moves your primary work site more than 35 miles from the Company’s current location in Broomfield, Colorado; or (B) the Company materially reduces your job responsibilities (or reporting relationship) or materially reduces your compensation and benefits and such action is not remedied within thirty (30) days after written notice is given by you. In the case of (ii)(A), you must give written notice to the Company within thirty (30) days of the date the Company notifies you of the change in primary work site that you has elected to treat such action as a Constructive Termination. In the case of (ii)(B), you must give notice that you consider a change of responsibilities or a change in compensation to constitute a Constructive Termination within 30 days of receiving notice of such change in responsibilities or compensation. If you give such timely notice that you consider a change of responsibilities or change in compensation to constitute a Constructive Termination, and if the Company does not address the matter by taking such actions as may be necessary to avoid such change being deemed a Constructive Termination within thirty (30) days after your notice, you must elect whether to treat such change as a Constructive Termination within thirty (30) days thereafter.

e. “Change of Control” shall mean one or a series of related transactions resulting in (i) the consummation of a sale, transfer or other disposition of all or substantially all of the assets of the Company (determined on a consolidated basis) after the date of this Agreement to any person other than the Company or any of its direct or indirect subsidiaries or Affiliates, (ii) any transfer of voting power with respect to the Company’s capital stock after the date of this Agreement (whether effected by agreement among stockholders, irrevocable proxy, voting trust, issuance or transfer of capital stock, merger, consolidation or other reorganization or means, including a reorganization under bankruptcy or insolvency laws) if, as a result of such transfer, a person or group (as defined in

Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and related regulations) who are not stockholders of the Company as of the date of this Agreement, become beneficial owners of shares of capital stock possessing voting power sufficient to elect a majority of the Board of Directors of the Corporation, (iii) a change of control under any of the equity plans of the Company; or (iv) a change of control as determined by the Board of Directors of the Company.

f. “Confidential Information” shall mean any and all information (a) which Company generally keeps confidential, (b) which Company derives actual or potential economic value from such matter or thing being not generally known to other persons or entities who might obtain economic value from its disclosure or use, or (c) which gives Company an opportunity to obtain an advantage over its competitors who do not know or use the same. Confidential Information includes all such information regardless of whether kept in a document, electronic storage medium, or in the your memory. Confidential Information includes, but is not limited to, financial, marketing, sales, pricing, customer, customer purchase, supplier, vendor, manufacturing, product, product design, strategic planning, and privileged information.

g. “Disability” means your being unable to perform the principal functions of your duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six months. The Company will determine whether a Disability exists based on evidence provided by one or more physicians selected by the Company and reasonably acceptable to you.

h. “Good Reason” Solely with respect to Section 1, means without your written consent (1) a material reduction of your duties, authority or responsibilities, relative to your duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to you of such reduced duties, authority or responsibilities; or (2) a material reduction by the Company of your base compensation as in effect immediately prior to such reduction (unless similar reductions apply to substantially all of the Company’s other senior executives or to the employees); provided however, that “Good Reason” shall not exist if the CEO reassigns you to another Vice President level position and no material reduction in your base compensation occurs.

i. “Inventions” shall mean and include all procedures, systems, machines, methods, processes, uses, apparatuses, compositions of matter, designs configurations or computer programs of any kind, discovered, conceived, reduced to practice, developed, made, or produced during your employment with Company, or any improvements to them, and shall not be limited to the meaning of “Invention” under the United States patent laws.

j. “Release of Claims” means a written waiver by you (in a form specified by the Company) of all employment-related obligations of the Company and all claims and causes of action against the Company.

k. “Termination Date”. Except where termination is effective upon notice, the Termination Date is the date of actual termination, not the date notice of termination is given.

l. “Trade Secrets” may include confidential information, and means, without limitation, information, including data, a formula, pattern, compilation, program, device, method, figure, or process that derives actual or potential independent economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure; and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

7. Non-disparagement, Return of Property; Employee Agreement.

a. You agree that the terms of severance under this Agreement is acceptable to you and that you shall not malign, defame, blame or otherwise disparage the Company or its directors, officers or employees, either publicly or privately regarding the past or future business or personal affairs of the Company or its directors, officers or employees.

b. You agree that upon your Termination Date, you shall immediately return to the Company all property belonging to Company that is in your possession, custody or control, including but not limited to confidential information and trade secrets of the Company. Property of the Company includes, but is not limited to, your laptop computer, cell phone, PDA, Company credit cards, fax machines, all Company electronic records, customer records, product records etc.

c. You agree to comply with all restrictions contained in your Employee Agreement, EPIB Restricted Stock Bonus Agreement, and any other related agreement that you signed excluding the Prior Severance Agreements.

d. At-Will Employment. The Company and you acknowledge that your employment is and will continue to be at-will, as defined under applicable law.

8. Agreement Not To Disclose Confidential Information Or Trade Secrets. Confidential Information and Trade Secrets (defined above) are, and at all times shall remain, the sole property of Company. Unless Company gives you prior express written permission, during your employment and thereafter, you shall not use for your own benefit, or divulge to any competitor, supplier or customer or any other person, firm, corporation, or other entity, the Confidential Information or Trade Secrets which you may obtain, learn about, develop, or be entrusted with as a result of your employment by Company. You shall not inappropriately seek or accept any Confidential Information or Trade Secrets from any former, present, or future employee of Company. Following your termination for any reason, you shall not reverse engineer or derive independently any Trade

Secret or Confidential Information of Company. You also agree to respect the privacy of other employees, customers, and other individuals during your employment and thereafter by maintaining the confidentiality of any nonpublic personal information about identifiable individuals of which you become aware in the course of your employment with Company.

9. Non-Solicitation of Employees. You agree that for a period of two years (unless you are eligible for Change of Control Double Trigger Severance Benefits – in which case it will be for a period of only one year) following the Termination Date, you will not either directly or indirectly solicit, hire, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for yourself or any other person or entity. Any payments hereunder are specifically conditioned upon your compliance with this section.

10. Intellectual Property Rights. You agree to disclose promptly to Company any and all Inventions conceived or developed by you during your employment with Company, either alone or jointly with others, which relate to or result from the actual or anticipated business, work, research, investigations, products, or services of Company, or which result, to any extent, from use of Company’s premises or property, whether or not such Inventions are patentable and whether or not such Inventions are reduced to practice. You acknowledge and agrees that Company is the sole owner of any and all property rights in all such Inventions. You assign to Company, without further consideration, your entire right, title, and interest (throughout the United States and in all foreign countries) in all such Inventions. You agree both during and after the termination of your employment with Company, to execute any documents necessary to effectuate the purposes of this provision.

a. This provision does not apply to any Invention that you developed entirely on your own time without using Company’s equipment, supplies, facilities or Trade Secrets, except for those Inventions that either: (a) relate, at the time of conception or reduction to practice, to Company’s business or actual or demonstrably anticipated research or development of Company; or (b) result from any work performed by you for Company.

b. [For California employees only.] This section of the Agreement shall be construed in accordance with California Labor Code Section 2870, a copy of which is provided in Exhibit A attached hereto.

11. Non-Solicitation Of Certain Customers And Agreement Not To Compete. You acknowledge that in performing your responsibilities for Company, you will or have been given access to trade secrets and other confidential information belonging to the Company that deserves protection. You agree that during your employment with Company and for two years (unless you are eligible for Change of Control Double Trigger Severance Benefits– in which case it will be for a period of only one year) thereafter, you will not directly or indirectly do any of the following:

a. Solicit any customer with whom you (or anyone on your behalf) had contact in the two years prior to the termination of your employment, to purchase products that compete with any products you sold or attempted to sell on behalf of the Company in the two years prior to the termination of your employment;

b. Engage in any activity (whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, or co-venturer) or otherwise participate or invest in any business activity anywhere in the world that is directly competitive with the products or services of the Company (except that it will not be a violation of this Section for you to own as a passive investment not more than one percent of any class of publicly traded securities of any entity). For purposes of this Agreement, companies that provide products or services that directly compete with Company’s products or services are Broadcom, Brocade, Cisco’s division that is directly competitive with the Company, CNT, Emulex, Qlogic, and the successors or related entities of any of them. This covenant not to compete does not extend to divisions of companies that are not competitive with the Company. Further, if any of the listed competitors acquires the Company (or is acquired by the Company), such continued employment by the successor or division will not be deemed to violate this Agreement.

The provisions of this paragraph (including its subparts) will apply regardless of the reasons for your resignation from Company or the termination of your employment by Company, and will apply even if you are not entitled to benefits under Section 2 or Section 4 of this Agreement. However, if you live and work in California at the time you sign this Agreement you are exempt from the terms of the restrictive covenants set forth in this Section 11 of this Agreement.

12. Reasonable Restrictions. You agree that the restrictions contained in this Agreement are needed to protect reasonable business interests of Company and are reasonable as to time and geographic scope because of the nature of Company’s business and the locations of its business and of its competitors.

13. Remedies For Breach Of Certain Provisions. You agree that any breach of any of the provisions contained in paragraphs 8-11 of this Agreement will result in irreparable and continuing damage to Company for which there will be no adequate remedy at law. In addition to relieving Company of any salary continuation, severance and other obligations, and in addition to causing an immediate forfeiture of any stock options granted contemporaneously with the signing of this agreement or afterwards, including vested stock options, and notwithstanding any arbitration agreements between you and Company, Company shall be entitled to injunctive relief and/or decree for specific performance and such other and further relief as may be proper (including monetary damages if applicable) in any court of competent jurisdiction, subject to the provisions of paragraphs 14 and 15, below. Each party shall bear its own costs and attorneys’ fees in any such court proceedings; however Section 4(e) above does provide for certain assistance by the Company for attorneys fees and expenses.

14. Choice Of Law. Company has its principal place of business in Broomfield County, Colorado. Company has operations throughout the world. You acknowledge that, as an employee of Company, your performance under this Agreement will involve significant contacts with the state of Colorado, and will affect Company’s operations in Broomfield County, Colorado. This Agreement shall be governed by the internal laws of the state of Colorado, without regard to its conflict of law provisions.

15. Jurisdiction And Venue. Notwithstanding any arbitration agreements between you and Company, you and Company irrevocably consent to personal jurisdiction in the state courts of Colorado, as well as the United States District Court for the District of Colorado, for any matter arising out of or associated with any of the provisions contained in paragraphs 8-11 of this Agreement, including but not limited to any action seeking to enforce any of the provisions contained in paragraphs 8-11 of this Agreement. You and Company further agree that venue for any action arising out of or associated with any of the provisions contained in paragraphs 8-11of this Agreement (including but not limited to common law claims or claims under the Uniform Trade Secrets Act or claims under the Computer Fraud and Abuse Act or any similar statutes) shall lie exclusively in the state courts of Colorado covering Broomfield County and in the United Stated District Court for the District of Colorado, regardless of where you reside or performs duties for Company.

16. Certain Reductions in Payments.

a. Section 280G. Anything in this Agreement to the contrary notwithstanding, in the event that any payment, distribution or other benefit provided by the Company to or for the benefit of you (whether paid or payable or provided or to be provided pursuant to the terms of this Agreement or otherwise) (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, in accordance with this Section, such Payments shall be reduced to the maximum amount that would result in no portion of the Payments being subject to the Excise Tax, but only if and to the extent that such a reduction would result in your receipt of Payments that are greater than the net amount you would receive (after application of the Excise Tax) if no reduction is made. The amount of required reduction, if any, shall be the smallest amount so that the Executive’s net proceeds with respect to the Payments (after taking into account payment of any Excise Tax and all federal, state and local income, employment or other taxes) shall be maximized. If, notwithstanding any reduction described in this Section (or in the absence of any such reduction), the IRS determines that a Payment is subject to the Excise Tax (or subject to a different amount of the Excise Tax than determined by the Company or you), then Subsection (c) shall apply. If the Excise Tax is not eliminated pursuant to this Section, you shall pay the Excise Tax.

b. Determination by Company’s Independent Auditors. All determinations required to be made under this Section shall be made by the Company’s independent auditors, which necessary information shall not be unreasonably withheld by or the Company. Such auditors shall provide detailed supporting calculations both to the Company and you. Any such reasonable determination by the Company’s independent auditors shall be binding upon the Company and you. You shall determine which and how much of the Payments, including without limitation any option acceleration benefits provide under this Agreement or any option (“Option Benefits”), as the case may be, shall be eliminated or reduced consistent with the requirements of this Section, provided that, if you do not make such determination within ten (10) business days of the receipt of the calculations made by the Company’s independent auditors, the Company shall elect which and how much of the Option Benefits or other Payments, as the case may be, shall be eliminated or reduced consistent with the requirements of this Section, and then the Company shall notify you promptly of such election. Within five (5) business days thereafter, the Company shall pay to or distribute to or for the benefit of you such amounts as are then due to you under this Agreement.

c. Option Benefits. As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Company’s independent auditors hereunder, it is possible that Option Benefits or other Payments, as the case may be, will have been made by the Company which should not have been made (“Overpayment”) or that additional Option Benefits or other Payments, as the case may be, which will not have been made by the Company could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Company’s independent auditors, based upon the assertion of a deficiency by the IRS against you or the Company which the Company’s independent auditors believe has a high probability of success, determine that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for your benefit shall be treated for all purposes as a loan ab initio to you (after your departure) which you shall repay to the Company within thirty (30) days of receipt by you of written notice from the Company setting forth the amount of the Overpayment; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by you to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which you are is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Company’s independent auditors, based upon controlling precedent or other substantial authority, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of you together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code

17. Assignment. This Agreement will be binding upon and become of advantage to (a) your heirs, executors and legal representatives upon your death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of your rights to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of your right to compensation or other benefits will be null and void.

18. Notices.

a. General. All notices, requests, demands and other communications called for by this Agreement will be in writing and will be deemed given (1) on the date of delivery if delivered personally, (2) one day after being sent by a well established commercial overnight service, or (3) ten days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

McDATA Corporation

380 Interlocken Crescent

Broomfield, Colorado 80012

Attn: Thomas O. McGimpsey, Esq.

If to you:

at your last residential address known by the Company.

b. Notice of Termination. Any termination by the Company for Cause or by you for Good Reason or Constructive Termination must be communicated by a notice of termination to the other party. The notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the date of your employment termination (which will not be more than 30 days after the giving of such notice). Any failure on your part to include in the notice any fact or circumstance that contributes to a showing of Good Reason or Constructive Termination will not waive any of your rights under this Agreement or prevent you from asserting that fact or circumstance in enforcing this Agreement.

19. Severability. Each of the provisions of this Agreement shall be construed and interpreted in such a manner as to be effective and valid under applicable law. If a court or arbitrator determines that any provisions of this Agreement are unenforceable as written, then those provisions shall be reformed to the extent necessary to make them valid and enforceable. If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance shall nevertheless be prohibited by, or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition without invalidating the remainder of such provision, any other provision of this Agreement, or the application of such provision to other parties or circumstances. However, should a court invalidate any of the provisions of sections 8-11 of this Agreement, sections 1-4 of this Agreement shall become deemed void ab initio.

20. Entire Agreement. This Agreement and the agreements evidencing any Company stock options and other equity compensation awards (if any) granted to you represent the entire agreement and understanding between the Company and you concerning your severance arrangements with the Company or any of its subsidiaries, and supersedes and replaces any and all prior agreements and understandings concerning your severance arrangements with the Company. The Prior Severance Agreements are hereby terminated upon your delivery of this Agreement signed by you.

21. Arbitration.

a. General. In consideration of your service to the Company, its promise to arbitrate all employment related disputes and your receipt of the compensation, pay raises and other benefits paid to you by the Company, at present and in the future, you agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your service to the Company under this Agreement or otherwise or the termination of your service with the Company, including any breach of this Agreement (other than an action for injunctive relief brought by either party), shall be subject to binding arbitration in Broomfield, Colorado under the Arbitration Rules set forth under the rules and regulations of the American Arbitration Association (the “Rules”) and pursuant to Colorado law. Disputes which you agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Colorado Fair Employment and Housing Act, the Colorado Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. You further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with you.

b. Procedure. You agree that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or Colorado Code of Civil Procedure. You agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. You agree that the arbitrator shall issue a written decision on the merits. You also agree that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. You understand the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that the Company shall pay the first $4,000 of any filing fees associated with any arbitration you initiate. You agree that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

c. Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between you and the Company. Accordingly, except as provided for by the Rules, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

d. Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, you agree that any party may also petition the court for injunctive relief. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

e. Administrative Relief. You understand that this Agreement does not prohibit you from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude you from pursuing court action regarding any such claim.

f. Voluntary Nature of Agreement. You acknowledge and agree that you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. You further acknowledge and agree that you have carefully read this Agreement and that you have asked any questions needed for you to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that you are waiving your right to a jury trial. Finally, you agree that you have been provided an opportunity to seek the advice of an attorney of your choice before signing this Agreement.

22. No Oral Modification, Cancellation or Discharge. This Agreement may be changed or terminated only in writing (signed by you and an authorized officer of the Company).

23. No Waiver. No delay on the part of any party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any party of any right or remedy shall preclude an additional or further exercise thereof or the exercise of any other right or remedy.

24. Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes.

25. Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

EXECUTIVE

Date: September 8, 2004
Name:
Title:

MCDATA CORPORATION

Date: September 8, 2004
Name:
Title:

Exhibit A

California Labor Code § 2870. Application of provision that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.